Exhibit 10.33

SANTA FE INTERNATIONAL CORPORATION

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

The Santa Fe International Corporation Key Employee Deferred Compensation Plan is hereby established effective January 1, 2001 as follows:

ARTICLE 1 – INTRODUCTION

1.1 Purpose of Plan

Santa Fe International Corporation (hereafter “Santa Fe” or the “Company”) has adopted the Plan set forth herein to attract and retain a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Santa Fe International Corporation and to provide incentives to these individuals through the ability to defer their receipt of Compensation for service as an Employee of the Company. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 2 - DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 Account means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2 Administration Agreement means the agreement entered into by the Company for administration of the Plan and containing all the investment and other administrative options selected by the Company, as the same may be amended from time to time.

2.3 Board means the Board of Directors of the Company.

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2.4 Change of Control means a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as such Schedule, Regulation and Act were in effect on the date of adoption of this Plan by the Board, assuming that such Schedule, Regulation and Act applied to the Company, provided that such a change in control shall be deemed to have occurred at such time as:

1)	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than an Excluded Person (as defined below)) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 20% or more of the combined voting power for election of members of the Board of the then outstanding voting securities of the Company or any successor of the Company, excluding any person whose beneficial ownership of securities of the Company or any successor is obtained in a merger or consolidation not included in paragraph (iii) below;

2)	during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the appointment, election or nomination for election of each new member of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period or whose appointment, election or nomination was so approved since the beginning of such period;

3)

there is consummated any merger, consolidation or similar transaction to which the Company or any Subsidiary is a party as a result of which the persons who were equityholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of members of the Board (or equivalent) of

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the surviving entity or its parent following the effective date of such merger or consolidation;

(4)	any sale or other disposition (or similar transaction) (in a single transaction or series of related transactions) of (x) 50% or more of the assets or earnings power of the Company or (y) business operations which generated a majority of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been completed) of the Company and its subsidiaries immediately prior thereto, other than a sale, other disposition or similar transaction to an Excluded Person or to an entity of which equityholders of the Company beneficially own at least 50% of the combined voting power;

(5)	any liquidation of the Company.

For purposes of this Section 2.4, the term “Excluded Person” shall mean and include (i) Kuwait Petroleum Corporation and its affiliates, (ii) any corporation beneficially owned by shareholders of the Company in substantially the same proportion as their ownership of shares of the Company and (iii) the Company and any subsidiary of the Company.

2.5 Company means Santa Fe International Corporation and any subsidiary corporation employing Eligible Employees under this Plan.

2.6 Corporation means the sum of the following amounts:

1)	The full amount of an Eligible Employee’s bonus payment, if any, under the Annual Incentive Compensation Plan of the Company; and

2)

The base salary of an Eligible Employee in excess of the OBRA ‘93 annual compensation limit. The OBRA ‘93 annual compensation limit is $150,000, as adjusted by the commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code (currently $170,000 for 2001) The cost-of- living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period)

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beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA ‘93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. Compensation for a prior determination period is subject to the OBRA ‘93 annual compensation limit in effect for that prior determination period.

2.7 Deduction Limitation means the amount determined in good faith by the Committee prior to a Change in Control of any payments under this Plan which, if made to the Participant by the Trust, would not be deductible by the Company solely by reason of the limitation under Section 162 (m) of the Internal Revenue Code. In the event that any payment from the Trust would exceed the Deduction Limitation described herein, then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior any Change in Control is deductible, the Committee may in its sole and absolute discretion defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited with any investment gains or losses in accordance with Article 5 of this Plan. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m) or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

2.8 Employee means any “key employee” of the Company who is performing services as an employee of the Company and who receives Compensation for such services.

2.9 Effective Date means January 1, 2001.

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2.10 Election Form means the participation election form as approved and prescribed by the Plan Administrator.

2.11 Elective Deferral means the portion of Compensation that is deferred by a Participant under Section 4.1.

2.12 Eligible Employee means any Employee of the Company who 1) is employed by the Company on a U.S. Dollar Payroll; and 2) who performs services for the Company in the United States; and 3) who is a participant in the Annual Incentive Compensation Plan of the Company.

2.13 Insolvent means either (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.14 Participant means any individual who participates in the Plan in accordance with Article 3.

2.15 Plan means the Santa Fe International Corporation Key Employee Deferred Compensation Plan as amended from time to time and the Administration Agreement and all amendments thereto.

2.16 Plan Administrator means the Administrative Committee for the Employee Benefit Plans of the Santa Fe International Corporation (Committee) or such other person, persons or entity designated by the Committee to administer the Plan and to serve as the agent for “Company” with respect to the Trust as contemplated by the agreement establishing the Trust. If no such person or entity is so serving at any time, the Compensation Committee of the Board of Directors of the Company shall be the Plan Administrator.

2.17 Plan Year means the calendar year commencing January 1 and ending December 31.

2.18 Trust means the trust established by the Company that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

2.19 Trustee means the trustee or trustees under the Trust.

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ARTICLE 3 – PARTICIPATION

3.1 Commencement of Participation

Any Eligible Employee who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1.

3.2 Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4 – ELECTIVE DEFERRALS

4.1 Elective Deferrals

An individual who is an Eligible Employee on the Effective Date may, by completing an Election Form and filing it with the Plan Administrator no later than 30 days following the Effective Date, elect to defer a percentage or dollar amount of one or more payments of Compensation which are payable to the Participant after Effective Date. Such deferral shall be made on such terms as the Plan Administrator may from time to time permit. In subsequent years, any Eligible Employee may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form prior to the first day of such succeeding Plan Year. A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and amounts deferred hereunder shall be paid by the Company to the Trust as soon as administratively feasible and credited to the Participant’s Account as of the date the amounts are received by the Trustee.

A new election to defer compensation must be made each year. For any year in which a Participant makes no deferral election the amount deferred under this Plan shall be zero (0).

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ARTICLE 5 - ACCOUNTS

5.1 Accounts

The Plan Administrator shall establish an Account for each Participant reflecting Elective Deferrals made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. The Plan Administrator may cause the Trustee to maintain and invest separate assets accounts corresponding to each Participant’s Account. The Plan Administrator shall establish sub-accounts for each Participant as are necessary for the proper administration of the Plan. As of the last business day of each calendar quarter, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement. Without limiting the foregoing, the amounts standing to the credit of a Participant in his or her Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

5.2 Investments

The assets of the Trust shall be invested in such investments as the Company shall determine. The Trustee may (but is not required to) consider the Company’s or a Participant’s investment preferences when investing the assets attributable to a Participant’s Account.

5.3 Claims of General Creditors.

All Compensation and any amounts credited to any Accounts or sub accounts established under this Plan shall remain a part of the general assets of the Company. Accordingly, any and all Compensation deferred under this Plan (including any investment gains attributable thereto) is subject to the claims of the Company’s general creditors.

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ARTICLE 6 - PAYMENTS

6.1 Election as to Time and Form of Payment

A Participant shall elect (on the Election Form used to elect to defer Compensation under Section 4.1) the date upon which the Elective Deferrals will commence to be paid to the Participant. The Participant shall also elect thereon for payments to be paid in either:

a.	a single lump-sum payment; or

b.	annual installments over a period elected by the Participant, not to exceed ten (10) years, with the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid; or

c.	an amount(s) specified by the Participant to be paid on specified date(s), with the remainder paid either in a lump sum or annual installments as set forth above.

This election will be subject to the Deduction Limitation set forth in Section 2.7 of the Plan and shall be effective for all assets held on behalf of the Participant, unless changed by the Participant at least 13 months prior to the commencement of any payments set forth above.shall Except as provided in Sections 6.2, 6.3, 6.4, 6.5 or 6.6, payment of a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 6.1.

6.2 Change of Control

As soon as possible following a Change of Control of the Company, each Participant who, as of the date of a Change in Control, is no longer an Employee of the Company (or beneficiary of such Participant) whether or not such Participant or beneficiary has commenced receiving payments under the Plan, shall be paid his or her entire Account balance in a single lump sum. Any Participant who is an Employee on the date of such Change of Control and who is subsequently terminated within 24 months of such Change of Control shall as soon as practicable following such termination of employment be paid his or her entire Account balance in a single lump sum.

6.3 Termination of Employment Prior to Retirement

In the event that a Participant’s employment with the Company terminates for any reason (other than death or a Change of Control) prior to the Participant’s attainment of age 55, the Participant

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shall receive his or her entire Account balance in a single lump sum payment. This lump sum payment shall be the Participant’s entire Account balance on the date of such payment is made from the Trust and shall be payable at the sole discretion of the Committee on such date as the Committee shall determine, which date shall be no later than 60 days following the end of the Plan Year of such Participant’s termination from employment with the Company.

6.4 Death

In the event of a Participant’s death prior to the Participant’s attainment of age 55, the Participant’s Account shall be paid to the Participant’s designated beneficiary or beneficiaries (or in the absence of such designation to the estate of the Participant) in a lump sum in accordance with Section 6.3 above. If a Participant dies after attainment of age 55 and prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant’s designated beneficiary or beneficiaries, in accordance with the payment election in effect under Section 6.1 on the date of the Participant’s death.

Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on such form as the Plan Administrator shall determine and shall be filed with the Plan Administrator. Any beneficiary may be changed by the Participant at any time by filing another beneficiary form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

6.5 Unforeseen Emergency

If a Participant (which shall include for purposes of this Section 6.5, a beneficiary) suffers an unforeseen emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of his or her Account that the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing on a form

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approved by the Plan Administrator. For purposes of this paragraph, “unforeseen emergency” means an immediate and heavy financial need resulting from any of the following:

care;

an event beyond the control of the Participant or beneficiary which would result in a severe financial hardship if such withdrawal were not permitted. In the event the Plan Administrator, in its sole and absolute discretion, determines the existence of an unforeseen emergency as herein defined, the Plan Administrator may to the extent necessary to satisfy the unforeseen emergency, suspend any deferrals required to be made by a Participant and/or provide for a partial or full distribution of such Participant’s Account. Any such amount shall not be subject to the Deduction Limitation.

6.6 Withdrawal Election

A Participant (or in the event of a Participant’s death, his or her beneficiary) may elect, at any time, to withdraw all of his or her Account balance, as of the day of such election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the “Withdrawal Amount”). This election may be made at any time, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdrawal Amount is paid, the Participant or Beneficiary’s participation in the Plan shall terminate and the such Participant or Beneficiary shall not be eligible to participate in the Plan in the future. The payment of this Withdrawal Amount shall not be subject to the Deduction Limitation.

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6.6 Taxes

All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 6 shall be withheld.

ARTICLE 7 – PLAN ADMINISTRATOR

7.1 Plan Administration and Interpretation

The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Company or the Trustee.

7.2 Powers, Duties, Procedures, Etc.

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

7.3 Information

To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their service, retirement, death, termination of service, and such other pertinent facts as the Plan Administrator may require.

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7.4 Indemnification of Plan Administrator

The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 8 – AMENDMENT AND TERMINATION

8.1 Amendments

The Compensation Committee of the Board of Directors shall have the right to amend the Plan from time to time, subject to Section 8.3, by an instrument in writing that has been executed on the Company’s behalf by its duly authorized officer. Notwithstanding the foregoing, the Committee shall have the authority to amend the plan to comply with changes in law or regulation, or to amend the plan in any non-material manner.

8.2 Termination of Plan

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other person) or a consideration for, or an inducement or condition of service for, the performance of the services by an Eligible Employee (or other person). The Company reserves the right to terminate the Plan at any time, subject to Section 8.3, by an instrument in writing that has been executed on the Company’s behalf by its duly authorized officer. Upon termination, the Company may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Trustee to pay promptly to Participants (or their beneficiaries) the balance of their Accounts.

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8.3 Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant (or their beneficiaries) with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 9 - MISCELLANEOUS

9.1 No Funding

The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any Employee or any other person rights to any specific assets of the Company or of any other person. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes.

9.2 Non-assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise, under the Plan.

9.3 Limitation of Participants’ Rights

Nothing contained in the Plan shall constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will retain an Employee for any period of time, or at any particular rate of compensation.

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9.4 Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Company or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Company or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

9.5 Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Company or the Trustee to follow the application of such funds.

9.6 Legal Fees to Enforce Rights After Change in Control

The Company is aware that upon the occurrence of a Change of Control, the Board or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change of Control, it should appear to any Participant that the Company, or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or, if the Company or other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided herein, then the Company irrevocably authorizes each such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the

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Company, or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

9.7 Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the state in which the Company maintains its primary place of business. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.8 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

9.9 Severability The invalidity and unenforceability of any particular provision of this Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

ARTICLE 10 - CLAIMS PROCEDURE

10.1 Presentation Of Claim.

Any Participant or beneficiary of a deceased Participant (referred to herein as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

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10.2 Notification Of Decision.

The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing: (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant: (i) the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Section 10.3 below.

10.3 Review Of A Denied Claim.

Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative): (a) may review pertinent documents; (b) may submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.

10.4 Decision On Review.

The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) specific reasons for the decision; (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Committee deems relevant.

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10.5 Commencement of Legal Action

A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

DATED: January 1, 2001

By:	/s/ James E. Oliver
SANTA FE INTERNATIONAL CORPORATION

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AMENDMENT TO

GLOBALSANTAFE CORPORATION

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

WHEREAS, the GlobalSantaFe Corporation Key Employee Deferred Compensation Plan (“Plan”) was established by GlobalSantaFe Corporation (“Company”) effective January 1, 2001; and

WHEREAS, the Company entered into an Agreement and Plan of Merger dated as of August 31, 2001 (the “Merger Agreement”), by and among Global Marine Inc. (“GMI”), a Delaware corporation, the Company, Silver Sub, Inc., a Delaware corporation, and Gold Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into GMI, and GMI has become an indirect wholly owned subsidiary of the Company; and

WHEREAS, in Section 7.14(c) of the Merger Agreement, the Company and GMI agreed to cooperate in good faith to establish a process to promptly integrate their compensation and benefit plans following the Effective Time (as defined in the Merger Agreement) and take appropriate and substantially consistent actions to retain key employees and provide for a smooth transition; and

WHEREAS, it has been determined that it is appropriate to extend the benefits of this Plan to legacy “key employees” of Global Marine, Inc., and its subsidiaries; and

WHEREAS, Amendment of the Plan in the manner set forth below is authorized pursuant to Section 8.1 of the Plan;

NOW THEREFORE, effective November 20, 2001:

1. Section 2.6 “Compensation” is amended by DELETING item 1 thereunder and SUBSTITUTING the following therefore:

“1.	The full amount of an Eligible Employee’s bonus payment, if any, under any of the following plans (hereafter referred to collectively as “Bonus Plans”):

a) The Annual Incentive Plan of the Company

b) Global Marine Inc. 2001 Management Incentive Award Plan and”

2. Section 2.12 of the GlobalSantaFe Corporation Key Employee Deferred Compensation Plan is hereby DELETED and the following SUBSTITUTED therefore:

“2.12 Eligible Employee means any employee of the Company who 1) is employed by the Company on a U.S. Dollar Payroll; and 2) who performs services for the Company in the United States; and 3) who is either i) a participant in the Annual Incentive Compensation Plan of the Company or ii) is a participant in the Global Marine Inc. 2001 Management Incentive Award Plan of the Company and specifically assigned to Salary Grade 39 or higher as such salary grade system was in effect for Global Marine Inc. or its subsidiaries on November 20, 2001”

Dated December 7, 2001

By:	/s/ James E. Oliver
GlobalSantaFe Corporation